November 2007
Filed pursuant to Rule 433 dated November 1, 2007
Relating to Preliminary Pricing Supplement No. 406 dated November 1, 2007
To Registration Statement No. 333-131266

STRUCTURED INVESTMENTS
Opportunities in Equities

PLUS due February 20, 2009 based on the Performance of a Fixed Basket of Common Stocks included in the U.S. Model Portfolio as of November  , 2007
Performance Leveraged Upside SecuritiesSM
PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  The leverage typically applies only for a certain range of price performance.  In exchange for leveraged exposure to the actual positive performance, investors generally forgo performance above a specified maximum payment.  At maturity, an investor will receive an amount in cash that may be more than, equal to or less than the principal amount based upon the closing value of the asset at maturity.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	February 20, 2009
Original issue price:	$10 (see “Commissions and issue price” below)
Stated principal amount:	$10
Pricing date:	November , 2007
Original issue date:	November , 2007 (5 business days after the pricing date)
Aggregate principal amount:	$
November 2007 Basket Constituents:
The common stocks included in the U.S. Model Portfolio as of the third scheduled day prior to the pricing date, which we refer to as the basket stocks.  For a list of the stocks in the U.S. Model Portfolio as of October 30, 2007 see “November 2007 Basket Overview” below.

Payment at maturity per PLUS:
If the final basket value is greater than the initial basket value:
$10 + ($10 x leverage factor x basket percent increase)
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than or equal to the initial basket value:
$10 x basket performance factor
This amount will be less than or equal to the stated principal amount of $10.

Leverage factor:	200%
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Initial basket value:	$10
Final basket value:	The value of the basket on the valuation date
Basket value:	The basket value on any date equals the sum of the products of the closing price times the exchange ratio for each basket stock, each as determined as of such date by the calculation agent.
Basket valuation date:	February 18, 2009
Maximum payment at maturity:	$11.40 to $11.80 (114% to 118% of the stated principal amount, as determined on the pricing date)
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617475157
Agent:	Morgan Stanley & Co. Incorporated

Commissions and issue price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per PLUS:	$10	$0.15	$9.85
Total:	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per  PLUS.  Please see “Syndicate Information” on page 7 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 406 dated November 1, 2007
Amendment No. 2 to Prospectus Supplement dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

PLUS due February 20, 2009 based on the performance of a Fixed Basket of Common Stocks Included in the U.S. Model Portfolio as of November , 2007
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities

The PLUS Based on the Performance of a Fixed Basket of Common Stocks included in the U.S. Model Portfolio as of November    , 2007, which we refer to as the PLUS, can be used:

▪
As an alternative to direct exposure to the stocks in the basket of common stocks included in the U.S. Model Portfolio as of November   , 2007, which we refer to as the November 2007 Basket or the basket, that enhances returns for a certain range of price performance

▪	To enhance returns and potentially outperform the November 2007 Basket in a moderately bullish scenario

▪
To achieve similar levels of exposure to the November 2007 Basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

Maturity:	15 months
Upside leverage factor:	200%
Maximum payment at maturity:	$11.40 to $11.80 (114% to 118% of the stated principal amount, as determined on the pricing date)
Principal protection:	None

U.S. Model Portfolio

The U.S. Model Portfolio is a hypothetical research portfolio of stocks selected from the Morgan Stanley research universe by the Morgan Stanley research analysts who comprise the Global Wealth Management Strategy Team, which we refer to as the strategy team.  The U.S. Model Portfolio generally includes 35 to 50 companies, which are selected and updated periodically based on Morgan Stanley’s research recommendations.  The stocks included in the portfolio generally have market capitalizations above $5 billion and currently represent all ten of the ten S&P market sectors.  The U.S. Model Portfolio is updated periodically based on Morgan Stanley’s most current research recommendations and risk management guidelines, including a formal review of all stocks in the portfolio that decrease in value more than a certain percentage, resulting in deletions and replacements of the stocks then included in the U.S. Model Portfolio.  In contrast, the stocks comprising the November 2007 Basket will be set on the third scheduled trading day prior to the pricing date and will not change over the term of the PLUS, except in limited circumstances relating to corporate events affecting the basket stocks.  The November 2007 Basket will not benefit from, and may be adversely affected by, any future changes to the U.S. Model Portfolio.Therefore, you should not expect the performance of the November 2007 Basket to be the same as the performance of the U.S. Model Portfolio over time.  For more information about the U.S. Model Portfolio, see “Annex B” to the attached preliminary pricing supplement.

November 2007 Basket Overview

The November 2007 Basket will consist of a fixed basket of common stocks included in the U.S. Model Portfolio as of the third scheduled trading day prior to the pricing date.  However, while the stocks in the U.S. Model Portfolio will change over the term of the PLUS, the stocks in the November 2007 Basket will not.  As of October 30, 2007, the proposed constituent stocks of the November 2007 Basket consist of the common stocks of the 44 companies that are set forth in the table below.  The table also sets forth the ticker symbol for each basket stock and the U.S. exchange on which each such basket stock is listed and the approximate proportion of the initial basket value currently represented by each basket stock.  The exchange ratio and initial price of each basket stock will be set on the pricing date.  Additional information about the business of each company and the historical prices of each basket stock is set out in Annex A to the accompanying preliminary pricing supplement dated November 1, 2007.

November 2007	Page 2

PLUS due February 20, 2009 based on the performance of a Fixed Basket of Common Stocks Included in the U.S. Model Portfolio as of November , 2007
Performance Leveraged Upside SecuritiesSM

Issuer of Basket Stock	Bloomberg Ticker Symbol	Exchange	Proportion of Initial Basket Value [1]	Exchange Ratio	Initial Price of Basket Stock
Abbot Laboratories	ABT	NYSE	2.05%
AFLAC Inc.	AFL	NYSE	2.05%
Alcoa, Inc.	AA	NYSE	2.05%
Altria Group, Inc.	MO	NYSE	3.05%
American International Group	AIG	NYSE	2.05%
American Tower Corp.	AMT	NYSE	2.05%
Amylin Pharmaceuticals Inc.	AMLN	NASDAQ	1.05%
AT&T Inc.	T	NYSE	2.05%
Automatic Data Processing, Inc.	ADP	NYSE	2.05%
Bank of New York Mellon Corporation	BK	NYSE	2.05%
Baxter International Inc.	BAX	NYSE	3.05%
Becton Dickinson & Co.	BDX	NYSE	2.05%
Cadence Design Systems Inc.	CDNS	NASDAQ	2.05%
Cisco Systems, Inc.	CSCO	NASDAQ	3.05%
Citigroup Inc.	C	NYSE	2.05%
Coca-Cola Co.	KO	NYSE	2.05%
ConocoPhillips	COP	NYSE	2.05%
CVS Caremark Corp.	CVS	NYSE	2.05%
Exxon Mobil Corp.	XOM	NYSE	2.05%
FedEx Corp.	FDX	NYSE	2.05%
General Dynamics Corp.	GD	NYSE	2.05%
General Electric Co.	GE	NYSE	4.05%
Gilead Sciences Inc.	GILD	NASDAQ	2.05%
Hartford Financial Services Group Inc.	HIG	NYSE	3.05%
Hewlett-Packard Co.	HPQ	NYSE	2.05%
Honeywell International Inc.	HON	NYSE	2.05%
J.C. Penney Co. Inc.	JCP	NYSE	2.05%
JP Morgan Chase & Co.	JPM	NYSE	2.05%
Merck & Co. Inc.	MRK	NYSE	2.05%
Microsoft Corp.	MSFT	NASDAQ	3.05%
Norfolk Southern Corp.	NSC	NYSE	2.05%
Peabody Energy Corp.	BTU	NYSE	2.05%
PepsiCo, Inc.	PEP	NYSE	3.05%
PNC Financial Services Group Inc.	PNC	NYSE	2.05%
PowerShares QQQ Trust Series 1	QQQQ	NASDAQ	2.05%
Procter & Gamble Co.	PG	NYSE	2.05%
Prudential Financial Inc.	PRU	NYSE	4.05%
Public Service Enterprise Group Inc.	PEG	NYSE	2.05%
St. Jude Medical Inc.	STJ	NYSE	2.05%
Suncor Energy Inc.	SU	NYSE	2.05%
Target Corp.	TGT	NYSE	2.05%
United Technologies Corp.	UTX	NYSE	3.05%
Valero Energy Corp.	VLO	NYSE	2.05%
Weatherford International Ltd.	WFT	NYSE	2.05%

______________________
1The U.S. Model Portfolio currently includes a cash component of 2%, which will be allocated pro rata among the constituent stocks of the November 2007 Portfolio.  The proportional values included in this chart do not add up to 100% due to rounding.

November 2007	Page 3

PLUS due February 20, 2009 based on the performance of a Fixed Basket of Common Stocks Included in the U.S. Model Portfolio as of November , 2007
Performance Leveraged Upside SecuritiesSM

The exchange ratio for each basket stock will be a fraction of a share calculated so that each basket stock represents the initial value of the $10 initial basket value based on the closing prices of the basket stocks on the pricing date.

The exchange ratio for each basket stock will remain constant for the term of the PLUS unless adjusted for certain corporate events relating to the issuer of that basket stock.  See the section of the accompanying preliminary pricing supplement called “Description of PLUS—Adjustments to the Exchange Ratios.”

Industry Sectors Represented By Basket Stocks

The following chart illustrates the sector distribution of the proposed constituent stocks of the November 2007 Basket.  Sectors currently represented include Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunications Services and Utilities.

November 2007	Page 4

PLUS due February 20, 2009 based on the performance of a Fixed Basket of Common Stocks Included in the U.S. Model Portfolio as of November , 2007
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 15 month investment offers 200% leveraged upside, subject to a maximum payment at maturity of 114% to 118% of the stated principal amount.

Investors can use the PLUS to enhance returns up to the maximum payment at maturity, while maintaining similar risk as a direct investment in the November 2007 Basket.

Leverage Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the November 2007 Basket within a certain range of price performance.
Access	In a single transaction, investors get exposure to a fixed basket of 44 stocks included in the U.S. Model Portfolio as of November , 2007.
Best Case Scenario	The November 2007 Basket increases in value and, at maturity, the PLUS redeem for the maximum payment at maturity, 114% to 118% of the stated principal amount.
Worst Case Scenario	The November 2007 Basket declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline.

Summary of Selected Key Risks (see page 10)

▪	PLUS do not pay interest or guarantee return of principal

▪	Your appreciation potential is limited

▪
The stocks in the November 2007 Basket will be the stocks included in the U.S. Model Portfolio as of the third scheduled trading day prior to the pricing date; while the U.S. Model Portfolio will change, the stocks in the November 2007 Basket will not change over the term of the PLUS

▪	The composition of the U.S. Model Portfolio is based on the views of the strategy team and we cannot assure you that such views are correct

▪	The PLUS will not be listed

▪	Market price of the PLUS may be influenced by many unpredictable factors

▪	Changes in the value of one or more of the basket stocks may offset each other

▪	Investors in the PLUS have no shareholder rights in the basket stocks

▪	Industry consolidation and other corporate events may alter the composition of the November 2007 Basket

▪	The businesses of the issuers of the basket stocks are subject to currency exchange rate risk

▪	Morgan Stanley may engage in business with or involving one or more of the issuers of the portfolio stocks without regard to your interests

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect the basket stocks

▪	The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the price of the basket stocks

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain

November 2007	Page 5

PLUS due February 20, 2009 based on the performance of a Fixed Basket of Common Stocks Included in the U.S. Model Portfolio as of November , 2007
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each $10 stated principal amount of PLUS that the investor holds, an amount in cash that may be more than, equal to or less than the stated principal amount based upon the final value of the November 2007 Basket.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
November , 2007	November , 2007 (5 business days after the pricing date)	February 20, 2009

Key Terms
Issuer:	Morgan Stanley
November 2007 Basket:	A fixed basket of common stocks included in the U.S. Model Portfolio as of November , 2007
Issue price:	100% ($10 per PLUS) (See “Syndicate Information” on page 7)
Aggregate principal amount:	$
Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Bull or Bear Market PLUS:	Bull market PLUS
Payment at maturity:
If the final basket value is greater than the initial basket value:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than or equal to the initial basket value:
$10 x basket performance factor
This amount will be less than or equal to the stated principal amount of $10.

Leveraged upside payment:	$10 x leverage factor x basket percent increase
Leverage factor:	200%
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	$10
Basket value:	On any date, the sum of the products of the closing price times the exchange ratio for each basket stock, each as determined as of such date by the calculation agent.
Final basket value:	The basket value on the valuation date.
Valuation date:	February 18, 2009, subject to postponement for certain market disruption events.
Basket Performance factor:	(final basket value / initial basket value)
Maximum payment at maturity:	$11.40 to $11.80 (114% to 118% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Postponement of Maturity:
If due to a market disruption event or otherwise, any basket valuation date occurs on or after February 19, 2009, the maturity date will be postponed until the third trading day following the final basket valuation date with respect to any basket stock.

Risk factors:	Please see “Risk Factors” on page 10

November 2007	Page 6

PLUS due February 20, 2009 based on the performance of a Fixed Basket of Common Stocks Included in the U.S. Model Portfolio as of November , 2007
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617475157
Minimum purchase	100 PLUS
Tax considerations:
Although the Issuer believes the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.
Assuming this characterization of the PLUS is respected, the following U.S. federal income tax consequences should result.
▪  A U.S. holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.
▪  Upon a sale or exchange of the PLUS, or upon settlement of the PLUS at maturity, a U.S. holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, or settlement and the U.S. holder’s tax basis in the PLUS sold, exchanged, or settled.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any capital gain or loss recognized upon the sale, exchange, or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year at such time.
As discussed in the accompanying preliminary pricing supplement under “Description of PLUS ─ United States Federal Income Taxation ─ Tax Consequences to U.S. Holders ─ Tax Treatment of the PLUS ─ Potential Application of the Constructive Ownership Rule,” although the matter is not clear, there is a substantial risk that an investment in the PLUS will be treated as a “constructive ownership transaction.”  If such treatment applies, it is not clear to what extent any long-term capital gain of the U.S. holder in respect of the PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should consult their tax advisors regarding the potential application of the “constructive ownership” rule.
Please read the discussion under “Risk Factors” in this document and the discussion under “Description of PLUS ─ United States Federal Income Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of investing in the PLUS.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PLUS by taking positions in the basket stocks, in futures or options contracts on the basket stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the prices of the basket stocks, and, therefore, increase the prices at which the basket stocks must close on the November 2007 Basket valuation date before you would receive at maturity a payment that exceeds the principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary pricing supplement
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue Price	Selling Concession	Principal amount of PLUS for any single investor
$10.0000	$0.15	<$999K
$9.9750	$0.125	$1MM-$2.999MM
$9.9625	$0.1125	$3MM-$4.999MM
$9.9500	$0.10	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus supplement for the PLUS and the prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2007	Page 7

PLUS due February 20, 2009 based on the performance of a Fixed Basket of Common Stocks Included in the U.S. Model Portfolio as of November , 2007
Performance Leveraged Upside SecuritiesSM

How the PLUS Work

Hypothetical Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following hypothetical terms:

Stated principal amount:	$10
Leverage factor:	200%
Maximum payment at maturity:	$11.60 (116% of the stated principal amount)

PLUS Payoff Diagram

How it works

▪
If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus 200% of the appreciation of the November 2007 Basket over the term of the PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final basket value of 108% of the initial basket value.

▪	If the November 2007 Basket appreciates 5%, the investor will receive a 10% return, or $11.00.

November 2007	Page 8

PLUS due February 20, 2009 based on the performance of a Fixed Basket of Common Stocks Included in the U.S. Model Portfolio as of November , 2007
Performance Leveraged Upside SecuritiesSM

▪	If the November 2007 Basket appreciates 25%, the investor will receive the maximum payment at maturity equal to 116% of the initial basket value, or $11.60

▪
If the final basket value is less than or equal to the initial basket value, the investor will receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the value of the November 2007 Basket.

▪	If the value of the November 2007 Basket depreciates 10%, the investors would lose 10% of their principal and receive only $9 at maturity, or 90% of the stated principal amount.

Payment at Maturity
At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the value of the November 2007 Basket, determined as follows:

If the final basket value is greater than the initial basket value:

$10    +    Leveraged Upside Payment:
subject to the maximum payment at maturity for each PLUS,

If the final basket value is less than or equal to the initial basket value:

$10    ✗    Basket Performance Factor

Principal		Basket Performance Factor
$10	x	final basket value initial basket value

Because the basket performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

November 2007	Page 9

PLUS due February 20, 2009 based on the performance of a Fixed Basket of Common Stocks Included in the U.S. Model Portfolio as of November , 2007
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

Risk Factors

▪
PLUS do not pay interest or guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity.  If the final basket value is less than the initial basket value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the closing price of the basket.

▪
Appreciation potential is limited.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $11.40 to 11.80, or 114 to 118% of the issue price.  As a result, you will not share in any appreciation of the basket above 114 to 118% of the initial basket value.  In addition, because you will not receive more than the maximum payment at maturity, the effect of the leveraged upside payment will be reduced as the final basket value exceeds 107 to 109% of the initial basket value.  See “How the PLUS Work.”

▪
The stocks in the November 2007 Basket will be the stocks included in the U.S. Model Portfolio as of the third scheduled trading day prior to the pricing date; while the U.S. Model Portfolio will change over the term of the PLUS, the stocks in the November 2007 Basket will not.  Although the composition of the November 2007 Basket will be based on the research views of the strategy team as of the third scheduled trading day prior to the pricing date, the views of the strategy team may change at any time, including immediately following the third scheduled trading day prior to the pricing date, and for a variety or reasons, including shifts in strategy and/or personnel on the part of the strategy team.  As a result, you should base your investment decision solely on your assessment of the stocks in the basket.  Furthermore, Morgan Stanley research analysts will continue to conduct research and to select stocks without regard to your interests and without regard to the impact it may have on the value of the PLUS.  Changes in Morgan Stanley’s research selections at any time, including decisions to drop any or all of the basket stocks from the U.S. Model Portfolio, may adversely affect the market price of any such basket stocks and the value of the PLUS.  The November 2007 Basket will not change to reflect additions to or deletions from the U.S. Model Portfolio.

▪
The duration of a selection of a stock in the U.S. Model Portfolio is expected to be between one and two years for an expected turnover of 50% to 70% per year.  In addition, the strategy team monitors the U.S. Model Portfolio to remove stocks that it believes could cause serious losses to the portfolio.  However, unlike the U.S. Model Portfolio, which is updated periodically based on such current research selections and risk management guidelines, the composition of the November 2007 Basket, upon which performance of the PLUS is based, will remain fixed for the entire term of the PLUS, except in limited circumstances relating to corporate events affecting the basket stocks.  As a result, the basket will not benefit from, and may be adversely affected by, any future changes to the U.S. Model Portfolio.  You should not expect the performance of the November 2007 Basket to be the same as the performance of the U.S. Model Portfolio.

▪
The composition of the U.S. Model Portfolio is based on the views of the strategy team and we cannot assure you that such views are correct.  The stocks included in the U.S. Model Portfolio, which must be in the Morgan Stanley research universe and be rated “over-weight” or “equal-weight” by Morgan Stanley’s research analysts at the time of inclusion, are selected for inclusion in the hypothetical portfolio by the strategy team based on publicly available information, but we cannot assure you that their views are correct or that the information used is reliable or complete.  The November 2007 Basket could significantly decline over the term of the PLUS, in which case you will lose money on your investment.

▪
The PLUS will not be listed.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. currently intends to act as a market maker for the PLUS but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the PLUS.  Because it is not possible to predict whether the market for the PLUS will be liquid or illiquid, you should be willing to hold your PLUS to maturity.

November 2007	Page 10

PLUS due February 20, 2009 based on the performance of a Fixed Basket of Common Stocks Included in the U.S. Model Portfolio as of November , 2007
Performance Leveraged Upside SecuritiesSM

▪
Market price of the PLUS may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the PLUS.  We expect that generally the value of the basket stocks on any day will affect the value of the PLUS more than any other single factor.  However, because the PLUS may pay a leveraged upside payment, and because the PLUS are subject to a maximum payment at maturity, the PLUS will trade differently from the basket stocks.  Other factors that may influence the value of the PLUS include:  the performance of each of the basket stocks at any time; the volatility (frequency and magnitude of changes in value) of each of the basket stocks; the dividend rate on each of the basket stocks; geopolitical conditions and economic, financial, regulatory or judicial events that affect the basket stocks or stock markets generally and which may affect the final basket value; interest and yield rates in the market; the time remaining until the PLUS mature; our creditworthiness; the occurrence of certain events affecting a particular basket stock that may or may not require an adjustment to its exchange ratio or to the basket.  These factors will influence the price that you will receive if you sell your PLUS prior to maturity.  For example, you may have to sell your PLUS at a substantial discount from the issue price if the basket value is at or below the initial basket value.

▪
Changes in the value of one or more of the basket stocks may offset each other.  Price movements in the basket stocks may not correlate with each other.  At a time when the value of one or more of the basket stocks increases, the value of one or more of the other basket stocks may not increase as much or may even decline in value.  Therefore, in calculating the basket value on a basket valuation date, increases in the value of one or more of the basket stocks may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket stocks.  You can review the historical prices of each of the basket stocks for each calendar quarter in the period from January 1, 2004 through October 30, 2007 in Annex A to the attached preliminary pricing supplement and a graph of historical basket values for the period from January 1, 2004 through October 30, 2007 under “Historical November 2007 Basket Values.”  You cannot predict the future performance of any of the basket stocks or of the basket as a whole, or whether increases in the prices of any of the basket stocks will be offset by decreases in the prices of other basket stocks, based on historical performance.  Moreover, the identities of the basket stocks are subject to change up until the third scheduled trading day prior to the pricing date.  In addition, there can be no assurance that the final basket value will be higher than $10 so that you will receive at maturity an amount in excess of the principal amount of the PLUS.

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Industry consolidation and other corporate events may alter the composition of the November 2007 Basket.  If the issuer of a basket stock is acquired in a stock-for-stock transaction, the acquiring company will assume that basket stock’s place in the basket, including if the acquiror is already in the basket.  Consequently, any consolidation among issuers of the basket stocks will result in an increased weighting within the basket for the surviving company.  The effect on the basket and the exchange ratios of consolidation transactions and other reorganization events with respect to the basket stocks is described in “Description of PLUS—Adjustments to the Exchange Ratios” in the accompanying preliminary pricing supplement.

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The businesses of the issuers of the basket stocks are subject to currency exchange rate risk.  One or more of the basket stocks may be a non-U.S. company and may conduct its business principally in a currency other than U.S. dollars.  Furthermore, other companies whose stocks comprise the basket may conduct significant portions of their business outside of the U.S. and in currencies other than the U.S. dollar.  Fluctuations in exchange rates between the U.S. dollar and each such foreign currency could affect the results of such companies’ business operations and adversely impact the performance of the basket stocks.

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Morgan Stanley is not affiliated with the issuers of the basket stocks.  We are not affiliated with any of the issuers of the basket stocks and the issuers of the basket stocks are not involved with this offering in any way.  Consequently, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratios of the basket stocks.  The issuers of the basket stocks have no obligation to consider your interests as an investor in the PLUS in taking any corporate actions that might affect the value of your PLUS.  None of the money you pay for the PLUS will go to the issuers of the basket stocks.

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Morgan Stanley may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests.  We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the basket stocks without regard to your interests, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries or providing advisory services to one or more of the issuers of the basket stocks, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  Furthermore, the composition of the November 2007 Basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the issuers of the basket stocks in our research reports.

November 2007	Page 11

PLUS due February 20, 2009 based on the performance of a Fixed Basket of Common Stocks Included in the U.S. Model Portfolio as of November , 2007
Performance Leveraged Upside SecuritiesSM

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You have no shareholder rights.  Investing in the PLUS is not equivalent to investing in the basket stocks.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket stocks.

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The antidilution adjustments do not cover every event that can affect the basket stocks.  MS & Co., as calculation agent, will adjust the exchange ratio for a basket stock for certain events affecting that basket stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of that basket stock, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket stocks.  For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender or partial exchange offer for that basket stock.  If an event occurs that does not require the calculation agent to adjust the exchange ratio, the market price of the PLUS may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the PLUS.

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The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests; commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Because the calculation agent, MS & Co., is our affiliate, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.  As calculation agent, MS & Co. will calculate the final basket value and determine what adjustments should be made, if any, to the exchange ratio for each basket stock to reflect certain corporate and other events and whether a market disruption event has occurred.  Determinations made by MS & Co., in its capacity as calculation agent, including adjustments to the exchange ratios, may affect the payout to you at maturity.  See “Description of PLUS—Market Disruption Event” and “—Adjustments to the Exchange Ratios.”  The original issue price of the PLUS includes the agent’s commissions and certain costs of hedging our obligations under the PLUS.  The subsidiaries through which we hedge our obligations under the PLUS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our subsidiaries’ control, such hedging may result in a profit that is more or less than initially predicted.

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Hedging and trading activity by the calculation agent and its affiliates could potentially affect the price of the basket stocks.  MS & Co. and other affiliates of ours will carry out hedging activities related to the PLUS, including trading in the basket stocks as well as in other instruments related to the basket stocks.  MS & Co. and some of our other subsidiaries also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the price of the basket stocks and, accordingly, potentially increase the price at which the basket stocks, on average, must close on the basket valuation dates before you would receive at maturity a payment that exceeds the principal amount of the PLUS.  Additionally, such hedging or trading activities on any of the basket valuation dates could potentially affect the value of the basket stocks on the basket valuation dates and, accordingly, the amount of cash you will receive at maturity.

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The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “Description of PLUS ─ United States Federal Income Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the PLUS.  As discussed in the Tax Disclosure Sections, it is possible that the “constructive ownership” rule could apply to the PLUS, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  In addition, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the PLUS, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this document and the accompanying preliminary pricing supplement.

November 2007	Page 12

PLUS due February 20, 2009 based on the performance of a Fixed Basket of Common Stocks Included in the U.S. Model Portfolio as of November , 2007
Performance Leveraged Upside SecuritiesSM

Historical November 2007 Basket Values
The following graph shows the hypothetical historical daily values for a November 2007 Basket that includes the 44 stocks that currently constitute the U.S. Model Portfolio, assuming that the exchange ratios had been determined so that each hypothetical basket stock would represent its proportionate value of the initial basket value of $10 on October 30, 2007.  The graph covers the period from January 1, 2002 through October 30, 2007.  Because the actual stocks in the November 2007 Basket will be fixed on the third scheduled trading day prior to the pricing date and the exchange ratios of the basket stocks will be set on the pricing date, they may be different than the basket stocks and exchange ratios used in this illustration.  As a result, the actual historical performance of the November 2007 Basket may be different from the basket values represented in the graph below. In any event, the historical performance of the November 2007 Basket cannot be taken as an indication of its future performance.

November 2007	Page 13

PLUS due February 20, 2009 based on the performance of a Fixed Basket of Common Stocks Included in the U.S. Model Portfolio as of November , 2007
Performance Leveraged Upside SecuritiesSM

Historical Static Baskets of Stocks included in the U.S. Model Portfolio
The following graph shows the hypothetical performance of 67 hypothetical fixed baskets of common stocks included in the U.S. Model Portfolio over 67 15-month periods beginning with the 15-month period from January 1, 1999 to April 1, 2000 and ending with the period from July 1, 2006 to October 1, 2007.

The stocks constituting the November 2007 Basket will be different than the stocks constituting any of the hypothetical fixed baskets of common stocks included in the U.S. Model Portfolio.  The historical performance of the hypothetical fixed baskets, whether viewed independently, comparatively or in the aggregate, cannot be taken as an indication of future performance.

November 2007	Page 14